[BORGWARNER logo]
Immediate Release
                                                  Contact:
                                                  Mary Brevard
                                                  312/322-8683

BORGWARNER EXPECTS STRONG FIRST HALF IN 2003
AND REITERATES FULL-YEAR EPS GUIDANCE

Chicago, Illinois, April 14, 2003 - BorgWarner Inc. (NYSE: BWA) expects to deliver a strong performance in the first half of 2003 and reiterated its guidance for full-year earnings per share of $6.20 to $6.35. New business worldwide and demand for the company's technology for fuel-efficient engines in Europe continues to drive growth.

The company expects first half 2003 earnings per share in a range of $3.10 to $3.20, compared with $2.88 last year, with strong financial performance balanced between the first and second quarters. First quarter earnings are expected at $1.65 per share compared with $1.18 in 2002. The 2002 quarterly and first-half numbers are before the one-time $10.08 per share charge to reflect the cumulative effect of the change in accounting principle for goodwill.

"We expect to deliver continued growth in 2003 from new business and increased sales to the faster growing parts of the auto market, even if worldwide auto production continues to be softer than in the past several years," said Timothy
M. Manganello, President and CEO. "Strong demand is expected in Europe for our fuel-efficient engine and transmission systems, and in North America for computer-controlled four-wheel and all-wheel drive systems that enhance vehicle stability."

The company is announcing its expectations today in conjunction with the Morgan Stanley Global Automotive Conference in New York City. BorgWarner Chairman John
F. Fiedler will also ring the closing bell at the New York Stock Exchange to commemorate the company's ten years of trading on the exchange and its 75 years as an innovator in the auto industry.

The BorgWarner presentation at the Morgan Stanley conference will be webcast at http://www.bwauto.com/investor/investor_index.html. The company will release its first quarter results on April 22, 2003.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, PSA and VW. The Internet address for BorgWarner is: http://www.bwauto.com.
###
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2002.